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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            May 4, 2005

THE TOWN AND COUNTRY TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-12056	52-6613091

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 East Lombard Street, Baltimore, MD		21202

(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code:            (410) 539-7600

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On May 4, 2005, the Board of Trustees of The Town and Country Trust (the “Company”), upon the recommendation of the Nominating Committee, voted to appoint Forrest D. Hayes, Alan S. Jaffe and Thomas L. Brodie, President and Chief Operating Officer of the Company, to the Board of Trustees, to serve until their respective successors are duly elected and qualified.

     Mr. Hayes will serve on the Company’s Compensation Committee, Ethics and Corporate Governance Committee and Nominating Committee and as Chair of the Company’s Audit Committee. There are no arrangements or understandings between Mr. Hayes and any other person pursuant to which he was selected as a trustee, nor are there any transactions between the Company and Mr. Hayes that are reportable under Item 404(a) of Regulation S-K.

     Mr. Jaffe will serve on the Company’s Audit Committee, Compensation Committee, Ethics and Corporate Governance Committee and Nominating Committee. There are no arrangements or understandings between Mr. Jaffe and any other person pursuant to which he was selected as a trustee, nor are there any transactions between the Company and Mr. Jaffe that are reportable under Item 404(a) of Regulation
S-K.

     Mr. Brodie will not serve on any of the Company’s committees. There are no arrangements or understandings between Mr. Brodie and any other person pursuant to which he was selected as a trustee, nor are there any transactions, unrelated to Mr. Brodie’s employment by the Company, between the Company and Mr. Brodie that are reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information

Not applicable.

(c)	Exhibits

     The Exhibits to this Current Report are listed in the Exhibit Index on Page 3, which Exhibit Index is incorporated herein by this reference.

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release, dated May 4, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TOWN AND COUNTRY TRUST
By:	/s/ Alan W. Lasker
Alan W. Lasker
Senior Vice President and Chief Financial Officer

Dated: May 5, 2005